EXHIBIT 99.2

Contact:

David D. Sgro
Chief Operating Officer

Harmony Merger Corp.

212-319-7676

FOR IMMEDIATE RELEASE

HARMONY MERGER CORP. COMPLETES INITIAL PUBLIC OFFERING

New York, NY, March 27, 2015 – Harmony Merger Corp. (NASDAQ: HRMNU) (the “Company”) announced today that it has completed its initial public offering of 11,500,000 units, including 1,500,000 units from the full exercise of the underwriters’ over-allotment option. Each unit consists of one share of common stock and one warrant to purchase one share of common stock for $11.50 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $115,000,000 to the Company. Cantor Fitzgerald & Co. acted as the lead managing underwriter of the initial public offering. Copies of the final prospectus relating to the offering may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, a copy of the prospectus relating to the offering may be obtained from Cantor Fitzgerald & Co., 499 Park Avenue, New York, NY 10022, Attn: Kevin Brennan, kbrennan@cantor.com, 212-915-1970.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of units, $117,300,000 (or $10.20 per share sold in the offering) was placed in trust. An audited balance sheet of the Company as of March 27, 2015 reflecting receipt of the proceeds upon consummation of the initial public offering and the private placement will be included as Exhibit 99.1 to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Harmony Merger Corp. is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of the Company’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.

# # #